Exhibit 5.1

                                                  May 29, 2007

GammaCan International, Inc.
Kiryat Ono Mall
Azorim Center A
39 Jerusalem Street
55423 Kiryat Ono, Israel

Re:	GammaCan International, Inc.
Registration Statement on Form SB-2
File No. 333-141670

Gentlemen:

                    We have acted as counsel to GammaCan International, Inc. a Delaware corporation (the “Company”), in connection with the Company’s filing of the registration statement on Form SB-2 (as heretofore amended, the “Registration Statement”), for up to 16,250,000 shares (the “Shares”) of common stock, par value $0.0001 per share as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Shares were originally issued pursuant to that certain Securities Purchase Agreement, dated as of February 27, 2007, among the Company and the purchasers named therein.

                    We have examined such agreements, certificates and documents as we have considered necessary for purposes of this opinion. We have assumed, with your permission and without having undertaken to verify the same by independent investigation, the genuineness of all signatures (including those delivered by facsimile), the completeness and authenticity of all documents tendered to us as originals and the conformity to authentic originals of all documents submitted to us as certified, facsimile or photostatic copies, the legal capacity of natural persons, that all non-natural persons parties thereto are duly organized or incorporated, validly existing and in good standing under all applicable laws, that the parties thereto have all necessary power to enter into and perform all of their obligations thereunder, the due authorization and approval by all requisite action of the execution, delivery and performance of such documents by the parties thereto, the due execution and delivery of such documents by the parties thereto and, as to parties thereto other than the Company, that such documents constitute legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

                    We are members of the Bar of the State of New York. We are not admitted to practice law in any other jurisdiction, and express no opinion with respect to the laws of any jurisdiction other than the State of New York, the Delaware General Corporation Law, and the Federal laws of the United States of America.

                    Based upon the foregoing, it is our opinion that the Shares have been validly issued, and are fully paid and nonassessable.

                    This opinion letter speaks only as of the date hereof, and we hereby expressly disclaim any duty to update any of the statements or opinions made herein.

                    We are furnishing this opinion to you in connection the registration of the Shares, and no one other than you is entitled to rely on this opinion.

                    We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus and the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours

/s/ Reitler Brown & Rosenblatt LLC